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NEWS RELEASE

Contact:  W. Kirk Wycoff -- (610) 825-8800
          Progress Financial Corporation
          4 Sentry Parkway - Suite 200
          Blue Bell, PA  19422

FOR IMMEDIATE RELEASE:

          PROGRESS COMPLETES ITS ACQUISITION OF THE EQUIPMENT LEASING COMPANY

     Blue Bell, PA, October 8, 1996 -- Progress Financial Corporation announced today that it has completed its previously announced acquisition of The Equipment Leasing Company, Timonium, Maryland. The Equipment Leasing Company primarily leases computer and telecommunications equipment on the East Coast of the United States. The Equipment Leasing Company has specialized in serving the small business market through direct sales contact and telemarketing for over 25 years. Management of the company will continue in their current positions after the acquisition.

     Progress Bank, a subsidiary of Progress Financial Corporation, acquired the outstanding stock of The Equipment Leasing Company for a cash purchase price of $6.6 million. The transaction will be accounted for as a purchase. The Equipment Leasing Company has gross lease receivables outstanding as of September 30, 1996 of $24 million. It is expected that the purchase will be accretive to Progress shareholders in the fourth quarter of 1996.

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Progress Financial Corporation
Progress Acquisition
Page Two


     Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, a Federally chartered stock savings bank that conducts community banking business through ten full service offices. The Company also provides commercial mortgage banking and brokerage services, property management services, and equipment leasing through its other subsidiaries, Progress Realty Advisors, L.P., Alliance Realty Services, L.L.C. and Quaker State Financial Corporation, respectively. The Company's common stock is traded on the NASDAQ Stock Market under the Symbol "PFNC".

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